CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 63 to the Registration Statement (Form N-1A Nos. 33-07497 and 811-04765) of our report dated January 27, 2021 on the financial statement and financial highlights of  BNY Mellon New York AMT-Free Municipal Bond Fund (formerly, Dreyfus New York AMT-Free Municipal Bond Fund) (the “Fund”) included in the Fund’s annual report for the fiscal year ended November 30, 2020.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

March 25, 2021